EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

RECORD 2010 FOURTH QUARTER AND FULL YEAR RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  January 19, 2011.  Amphenol Corporation (NYSE-APH) reported today fourth quarter 2010 diluted earnings per share of $.74 compared to $.50 per share for the comparable 2009 period. Such per share amount for the 2009 period included a one-time charge of $.02 per share relating to the termination of certain interest rate swap agreements as part of the refinancing associated with the Company’s $600 million senior note issuance in November of 2009.  Excluding this effect, diluted earnings per share was $.52 for the fourth quarter of 2009.  Sales for the fourth quarter 2010 were $949.9 million compared to $758.3 million for the 2009 period.  Currency translation had the effect of decreasing sales by approximately $4.2 million in the fourth quarter 2010 compared to the 2009 period.

For the full year ended December 31, 2010, diluted earnings per share, was $2.82 compared to $1.83 for 2009.  2010 diluted earnings per share included a net benefit of approximately $.12 per share ($20.7 million), relating primarily to a reduction in international tax expense due to reserve adjustments and refunds from the favorable settlement of certain tax positions.  2009 diluted earnings per share included offsetting adjustments of $.02 each, relating to a favorable tax adjustment and the one-time charge relating to the refinancing referenced above.  Excluding the effects of these items, diluted earnings per share was $2.70 and $1.83 for the full year periods ended December 31, 2010 and 2009, respectively. Sales for the full year ended December 31, 2010 were $3,554.1 million compared to $2,820.1 million for 2009. Currency translation had the effect of increasing sales by approximately $1.1 million for the full year 2010 period when compared to 2009.

Amphenol President and Chief Executive Officer R. Adam Norwitt stated “We are pleased to close 2010 with strong fourth quarter results with sales up 25% and EPS up 42% over the comparable 2009 quarter.  Sales and EPS exceeded the high end of the Company’s guidance and reached record levels of $950 million and $.74, respectively.  The 25% sales increase was driven by stronger demand in nearly all of our served markets, led by Industrial, Mobile Devices and Military Aerospace.  It is especially rewarding that these results reflect a significant enhancement of our market position in essentially all of our served markets in 2010. Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  In addition, the Company’s unique entrepreneurial culture drives an unwavering focus on profitability and cash flow, producing excellent operating leverage and a high quality of earnings.  Operating margins in the quarter were a record 20.1%, up 180 basis points from 18.3% last year; for the full year operating margins were 19.7%, up 240 basis points from 17.3% last year.  I am especially proud of this excellent accomplishment of our management team, particularly given the current challenging cost environment.

“During the last several quarters we have seen an improvement in global demand levels as well as a stabilization of demand patterns in all of our major served markets.  As such, in 2011, we expect to see a return to more traditional seasonality.  Accordingly, based on constant currency exchange rates, we expect Q1 2011 revenues in the range of $925 million to $940 million and EPS in the range of $.70 to $.72.  For the year 2011, we expect to achieve revenues and EPS in the range of $3,885 million to $3,960 million and $3.00 to $3.10, respectively, an increase of 9% to 11% and 11% to 15% over 2010 revenues and EPS (excluding one-time tax items), respectively.  We believe we can perform well in the dynamic electronics market due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“We continue to be excited about the future. The accelerating proliferation of new electronics in all of our end markets presents a unique expansion opportunity for Amphenol.  Our significant actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the continued changing market environment, to generate strong profitability and to capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its fourth quarter results at 1:00 PM (ET) January 19, 2011.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Friday, January 21, 2011.  The replay numbers are as follows:  toll free dial-in number is 866-383-2973 and International dial-in number is 203-369-0375; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private

Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2009, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,		December 31,
	2010		2009

ASSETS

Current Assets:
Cash and cash equivalents	$525,888		$384,613
Short-term investments	98,341		37,770
Total cash, cash equivalents and short-term investments	624,229		422,383
Accounts receivable, less allowance for doubtful accounts of $14,946 and $18,785, respectively	718,545	(1)	449,591
Inventories	549,169		461,750
Other current assets	100,187		86,671

Total current assets	1,992,130		1,420,395

Land and depreciable assets, less accumulated depreciation of $611,008 and $575,187, respectively	366,996		332,875
Goodwill	1,533,299		1,368,672
Other long-term assets	123,432		97,242

	$4,015,857		$3,219,184

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$384,963		$292,122
Accrued salaries, wages and employee benefits	75,183		64,143
Accrued income taxes	65,311		57,272
Accrued acquisition-related obligations	39,615		7,244
Other accrued expenses	89,566		81,979
Short-term debt	352		399

Total current liabilities	654,990		503,159

Long-term debt	799,640	(1)	753,050
Accrued pension and post employment benefit obligations	176,636		172,235
Other long-term liabilities	41,876		27,922

Shareholders’ Equity:
Common stock	176		174
Additional paid-in capital	144,855		71,368
Accumulated earnings	2,260,581		1,774,625
Accumulated other comprehensive loss	(84,757)		(100,090)

Total shareholders’ equity attributable to Amphenol Corporation	2,320,855		1,746,077

Noncontrolling interests	21,860		16,741

Total equity	2,342,715		1,762,818

	$4,015,857		$3,219,184

NOTE 1

The Company has a $100 million receivables securitization program that expires in May 2013. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. The adoption of these amendments has resulted in the Company reporting transactions under this facility as long-term debt and the related receivables remain on the balance sheet. At December 31, 2010, borrowings under the securitization facility were $92 million. At December 31, 2009, $82 million in receivables were sold under the Facility and excluded from the Condensed Consolidated Balance Sheets.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(dollars in thousands)

	Twelve months ended
	December 31,
	2010		2009

Cash flow from operating activities:
Net income	$502,413		$327,216
Adjustments for cash flow from operating activities:
Depreciation and amortization	102,846		98,524
Net change in receivables sold under Receivables Securitization Facility	(82,000	)(1)	(3,000)
Stock-based compensation expense	25,385		20,240
Excess tax benefits from stock-based payment arrangements	(14,692)		(16,085)
Net change in components of working capital	(120,072)		144,654
Net change in other long-term assets and liabilities	11,013		10,748

Cash flow provided by operating activities	424,893		582,297

Cash flow from investing activities:
Capital additions, net	(107,607)		(59,834)
Purchase of short term investments	(60,216)		(33,342)
Investments in Acquisitions	(180,402)		(280,014)

Cash flow used in investing activities	(348,225)		(373,190)

Cash flow from financing activities:
Long-term borrowings under credit facilities	793,406	(1)	609,648
Repayments of long-term debt	(748,017)		(1,241,582)
Borrowings under senior notes	—		598,878
Settlement of interest rate swap agreements	—		(4,575)
Payments of fees and expenses related to debt financing	(6,975)		(4,650)
Proceeds from exercise of stock options	46,616		25,481
Excess tax benefits from stock-based payment arrangements	14,692		16,085
Payments to noncontrolling interests	(24,588)		(23,328)
Dividend payments	(10,413)		(10,279)

Cash flow provided (used) in financing activities	64,721		(34,322)

Effect of exchange rate changes on cash and cash equivalents	(114)		(5,159)

Net change in cash and cash equivalents	141,275		169,626

Cash and cash equivalents balance, beginning of period	384,613		214,987

Cash and cash equivalents balance, end of period	$525,888		$384,613

NOTE 1

The Company has a $100 million receivables securitization program. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow. Excluding the impact of adoption, long-term borrowings under credit facilities would be $711,406 resulting in cash flows used in financing activities of ($17,279) and cash flows provided by operating activities of $506,893.

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Trade Sales:
Interconnect Products	$891,035	$695,127	$3,293,119	$2,566,578
Cable Products	58,851	63,169	260,982	253,487
Consolidated	$949,886	$758,296	$3,554,101	$2,820,065

Operating income:
Interconnect Products	$199,357	$142,866	$725,946	$505,772
Cable Products	7,232	9,798	35,472	38,751
Stock-based compensation expense	(6,805)	(4,981)	(25,385)	(20,241)
Other operating expenses	(9,230)	(9,223)	(35,676)	(35,369)
Consolidated	$190,554	$138,460	$700,357	$488,913

ROS%:
Interconnect Products	22.4%	20.6%	22.0%	19.7%
Cable Products	12.3%	15.5%	13.6%	15.3%
Stock-based compensation expense	-0.7%	-0.7%	-0.7%	-0.7%
Other operating expenses	-1.0%	-1.2%	-1.0%	-1.3%

Consolidated	20.1%	18.3%	19.7%	17.3%